Exhibit 10.26

79 TW Alexander Drive

Research Triangle Park, North Carolina 27709

March 2, 2006

John Perkins

20524 Southshore Drive

Cornelius, NC  28031

Dear John,

We are pleased to confirm our offer of employment with Talecris Biotherapeutics (“Talecris”).  At Talecris we believe that employees are the key to the success of our business.  The purpose of this letter is to outline the basic terms and conditions of your employment.

Your Position

We would like for you to join us in the position of VP Marketing & Product Management in Research Triangle Park, North Carolina, reporting to the CEO, Dr. Alberto Martinez. This leadership position is directly responsible for product strategies, marketing plans and the profit and loss for our U.S. business. As a key member of the leadership team, your responsibilities will include close support of cross-functional activities such as finance, supply chain management, HR development and R&D.

Your Base Salary

Your base salary will be $ 240,000 annually paid in bi-weekly increments. Each year, your performance and salary will be reviewed.  Based on business outlook and individual performance your salary may be adjusted.

Your Benefits

While employed by Talecris, you will be entitled to participate in all benefit plans in which employees of Talecris are generally eligible to participate within the terms of those plans.  Some of the benefit plans that will be provided include medical, dental, disability, and life insurance; profit sharing, a 401(k) savings plan and a supplemental savings plan.  Descriptions of those plans will be sent under separate cover.

Your Bonus Compensation

You will be entitled to participate in an annual bonus pool.  Your target annual bonus will be 35%. For 2006, the overall financial measure for funding the Bonus program is based on a combination of EBITDA (Earnings Before Interest, Depreciation and Amortization), FCF (Free Cash Flow) and other strategic performance goals.

Bonus payments, if earned, will be made in two installments over two years.  Once the audited financial results are known and management has had the opportunity to determine the award pool based on the corporate performance targets, your individual bonus will be calculated.  Outstanding performers can earn 200% of target. The first payment which will equal 60% of your total award will be made on or before May 1 of the year following the year in which the bonus performance was calculated. The second payment of the remaining 40% will be made on or before May 1 of the following year, along with any new bonus payment for that year.  To be eligible to receive the bonus payment, you must be actively employed on each award payment date and have met individual performance expectations.

Supplemental Performance Bonus

In recognition of the leverage that you can have on the performance of Talecris, we’ve setup a Supplemental Performance Bonus equivalent to 65% of your base. Measurable goals will be determined in conjunction with the CEO, again focused on profitability, cash flow and strategic measures such as support of an IPO. Performance measurement will be determined by the CEO, CFO and Executive Chairman.

Options:

•                  You will be eligible to participate in an equity incentive plan established by Talecris in an amount and on terms to be determined by Talecris and subject to approval by the Board of Directors. The number of options in your grant will be equal to .1%.  In recognition of your support in 2005 as a Key Person as defined in the Plan, 20% of these options will vest on April 1st. Details of your Option Grant will be sent in a separate document.

Termination Provisions

In the event that the company terminates your employment without cause, you will be entitled to 12 months of base pay plus the bonus (excluding the Special Performance Bonus) at target, unless such termination is to facilitate your consultancy with Cerberus or any affiliates thereof.

Withholding

All pay, bonuses, stock options, incentives, and other compensation shall be subject to applicable withholdings for federal, state and local taxes and shall be payable in accordance with Talecris regular payroll policies.

Relocation

You may commute on a weekly basis from your home in Charlotte. At the companies discretion, after April 1, 2007, you may be required to relocate to RTP. You are eligible for the Talecris Level Two Domestic Relocation Program.

Relocation Repayment Agreement

 In the event that within 24 months from your date of hire (or transfer),

•                  You terminate your employment with Talecris for any reason other than a transfer with the approval of the Company to an affiliated company, or

•                  You are involuntarily terminated by the company, for reasons other than job elimination, reduction in force, restructuring or change of control,

you authorize Talecris to deduct the total amount of relocation expenses paid by Talecris on your behalf (multiplied by the modifier stated in the relocation repayment schedule) as a deduction from your final paycheck. If relocation expenses exceed the amount of the final paycheck, then you agree to reimburse Talecris for any remaining relocation expenses paid to you by Talecris within 30 days of your separation date.

In addition, if any of the above stated events occur, you agree to waive all rights to receive any additional benefits under the Talecris Relocation Program.

Relocation Repayment Schedule

Length of Service	% of Relocation Expenses Owed Back to Talecris
0 – 12 Months	100%
12 – 24 Months	50%

Employment At Will

Notwithstanding anything in this letter to the contrary, your employment by Talecris will be at will and may be terminated by Talecris at any time, subject to Talecris generally applicable employment policies.

Confidential Information from Previous Employment

We are confident in our decision that you bring the necessary skills and work ethic to drive change within the organization and make a difference.  Talecris is extending this offer of employment based on your skills and abilities.  By signing this offer of employment and returning it, you are certifying:

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• you have not and will not disclose or use during your employment with Talecris Biotherapeutics any confidential information that you may have acquired as a result of any previous employment or under a contractual obligation of confidentiality prior to your employment with Talecris.

Contingencies

Please be aware that this letter confirms that the employment offer is based on no representations other than those set forth in this letter.  The offer is contingent upon the successful completion of:

•                  employer’s reference checks;

•                  verification of educational degree(s);

•                  a medical evaluation, which includes a drug screen.  You will be contacted to schedule your pre-placement physical exam.

Further, this offer is contingent upon:

•                  your completion of the enclosed Intellectual Property Agreement;

•                  your ability to provide the necessary documentation to demonstrate identity and work authorization under the Immigration Reform and Control Act of 1986.  Please refer to the enclosed Notice to Applicants for Employment for further details.

Amendment or termination of plans or practices

Talecris continues to reserve the right to modify, amend or terminate any of the employee benefit plans or practices described in these materials. In all cases, the plan rules are the exclusive source for determining rights and benefits under a benefit or compensation plan and those plans shall govern if there is conflict with these materials.

As a condition to your employment you must agree to the terms of the enclosed Agreement.  To indicate your acceptance of an offer of employment from Talecris, please sign where indicated below and return a copy of this letter along with a signed copy of the attached Intellectual Property Agreement to M. Kathleen Fleming in Human Resources.

I look forward to working with you.  Welcome to the Talecris team in this capacity!

Sincerely,

/s/ Lawrence Stern

Lawrence Stern
Executive Chairman
Talecris Biotherapeutics.

I accept the above-described offer of employment with Talecris Biotherapeutics, Inc.

/s/ John Perkins	John Perkins
Signature	Print Name

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